Exhibit 99.1

FOR IMMEDIATE RELEASE

BIGBAND ANNOUNCES MANAGEMENT CHANGE

REDWOOD CITY, Calif., Oct. 18, 2007—BigBand Networks, Inc., (NASDAQ: BBND), a leading provider of broadband multimedia infrastructure for video, voice, and data, today announced that Fred Ball, Chief Financial Officer, has announced his intention to resign to pursue personal interests. The Company has begun a CFO search with a retained executive search firm and intends to complete the search in the near future.

Ball will remain as CFO through a transition period and will further continue to support the Company in an advisory role thereafter.

“ We are most grateful to Fred for the expertise and leadership he has provided since he joined the Company in 2004,” commented Amir Bassan-Eskenazi, president and CEO of BigBand Networks. “He made a significant contribution in fostering the Company’s growth and in preparing us for our IPO and Sarbanes Oxley requirements. I am personally grateful for the support he’s provided and wish him every success in the future.”

“I am grateful to Amir and the team at BigBand for the opportunity to be part of a great company at an exciting stage in its growth. I am happy to have contributed to the success and wish them continued success with customers and with building a leading video technology company,” stated Fred Ball.

About BigBand Networks

BigBand Networks, Inc. [NASDAQ: BBND] provides broadband service providers with innovative network solutions designed to make it easier to move, manage and monetize video. These solutions are based on BigBand’s video-networking platforms that are built to enable efficient and reliable delivery of video, voice and data across a wide range of services, including digital TV, high definition TV, addressable advertising, video-on-demand, interactive TV, Internet TV, video telephony, high-speed Internet and voice-over-IP. BigBand Networks’ customers include more than 100 service providers—including six of the ten largest service providers in the U.S.—and leading cable and telco service providers in North America, Asia, Europe and Latin America. BigBand Networks is based in Redwood City, Calif., with offices worldwide. For additional information about the company, please call +1.650.995.5000, email info@bigbandnet.com or visit www.bigbandnet.com.

Cautionary Statement

The statements in this release relating to Mr. Ball’s future plans and his consulting services are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual events to differ materially from these forward looking statements. For a detailed discussion of these and other risk factors, please refer to BigBand’s Report on Form 10-Q (“Form 10-Q”) filed on August 10, 2007. You can obtain a copy of the Form 10-Q on the SEC’s Web site (www.sec.gov).

Stockholders of BigBand Networks are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. BigBand Networks does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this October 18, 2007 press release, or to reflect the occurrence of unanticipated events.

Investor Relations:

Erica Abrams

The Blueshirt Group for BigBand Networks

+1.415.217.5864

erica@blueshirtgroup.com